FOR IMMEDIATE RELEASE

ICAHN ANNOUNCES DEAL WITH CVR ENERGY

COMPANY AGREES TO LIFT PILL TO PERMIT TENDER TO GO FORWARD

Contact: Susan Gordon, (212) 702-4309

New York, New York, April 19, 2012 – Carl C. Icahn today released the following statement regarding the offer by his affiliates to acquire CVR Energy for $30 per share plus a contingent value right:

I am happy to report that we have reached an agreement with CVR that will allow our tender offer to proceed to completion. We will be mailing to shareholders shortly a Supplement to our tender offer reflecting the following changes:

The tender offer, as amended, will expire 10 business days after we mail the Supplement. The offer remains subject to our receiving tenders of at least 36% of the outstanding shares (i.e., 31,661,040 shares) prior to the expiration date (which, when added to the shares we currently own, will give us 51% of the company). If we do not receive tenders of at least that amount, the offer will expire and we will drop the proxy fight and move on to other endeavors.

The poison pill has been removed as an impediment to the offer by CVR’s directors so that, if we receive tenders of at least 36% of the shares, we can close the offer and shareholders will receive their money. Seven of CVR’s nine directors will also be replaced at that time with seven of our nominees – thus avoiding a costly and unnecessary proxy contest. After we close, we will also provide an additional period of 10 business days to allow shareholders a final opportunity to tender if they desire to do so, for the same $30 per share plus a contingent value right.

If as a result of the offer we end up owning at least 90% of CVR’s outstanding shares, we will promptly effectuate a short-form merger of the company with one of our affiliates, in which all remaining shareholders will receive the same consideration of $30 per share plus the contingent value right received by shareholders tendering in the offer. Shareholders who do not wish to accept that consideration will have an opportunity to exercise statutory appraisal rights under Delaware law.

Promptly following the consummation of the offer, we will cause CVR to engage one or more independent, nationally-recognized investment banking firms to conduct a 60-day sale process to encourage acquisition proposals from third parties. We will support any bona fide, all-cash offer received within this 60-day marketing period that results in all stockholders receiving a net amount of at least $35 per share. We may vote for lower bids, but are not obligated to do so.

We agree with the Board that the company’s potential long-term value exceeds $30 per share. That is one of the reasons we are buying it. However, we also believe that if the company cannot be sold in the next two months there are major risks to earnings in the short and intermediate term, as we believe (as do many analysts) that crack spreads will continue to narrow (indeed, the WTI/Brent spread tightened further this week following news that the reversal of the Seaway pipeline could be accelerated). I am gratified that CVR’s board of directors has decided to let the owners of the company decide for themselves whether to accept our offer. I’ve believed all along that our offer is a “win-win” for shareholders and thank all shareholders, that have tendered, for their support.

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NOTICE TO INVESTORS

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY MR. ICAHN’S AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2012.